JOINDER AGREEMENT

     This Joinder Agreement (the "Joinder Agreement"), dated as of January 23, 2003, is by and among Temtex Industries, Inc., a Delaware corporation ("Corporation"), William Y. Tauscher, The Leonard Kee Living Trust, David Dalton and, with respect to his Note (as defined herein), Richard Anderson (collectively, the "Noteholders"), and Terry M. Giles, John Gurrola, John Fahey, Robert Creer, James E. Upfield and, with respect to his New Note (as defined herein), Richard Anderson (collectively, the "New Noteholders"). The Corporation, the Noteholders, and the New Noteholders are sometimes referred to in this Joinder Agreement individually as a "Party" and collectively as the "Parties."

                     RECITALS OF THE PARTIES

     WHEREAS, on July 19, 2002, the Corporation issued to the Noteholders certain convertible subordinated promissory notes due
July 19, 2007 (the "Notes");

     WHEREAS, as a condition to the issuance of the Notes, the Corporation and the Noteholders executed (a) that certain Note Purchase Agreement dated July 19, 2002, together with the exhibits attached thereto (the "Purchase Agreement"), and (b) that certain Investors' Rights Agreement dated July 19, 2002, (the "Investors' Rights Agreement" and, together with the Purchase Agreement, the "Agreements");

     WHEREAS, the New Noteholders desire to make an investment in the Corporation in exchange for the Corporation's issuance of additional Notes under the Purchase Agreement to the New
Noteholders (individually, a "New Note" and collectively, the "New Notes");

     WHEREAS, the Corporation and the Noteholders desire to accept the investment by the New Noteholders and to issue the New
Notes;

     WHEREAS, as a condition to the issuance of the New Notes, the New Noteholders will join the Corporation and the Noteholders as parties to the Agreements;

     WHEREAS, the Parties desire that the New Noteholders join as parties to the Agreements, as such Agreements are modified by this Joinder Agreement;

     WHEREAS, the Noteholders, by execution of this Joinder
Agreement, agree to the addition of the New Noteholders as Parties to the Agreements and the modifications to the Agreements set forth in this Joinder Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the Parties agree as follows:

     1. The New Noteholders hereby acknowledge, agree, and confirm that by the execution of this Joinder Agreement, the New Noteholders shall become and be deemed to be parties to the Agreements and "Investors" for purposes of, and as that term is defined in, the Agreements, as if the New Noteholders had been original signatories to the Agreements.

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

     2. The New Noteholders hereby agree to be bound by all of the terms, provisions and conditions contained in the Agreements, including without limitation all of the covenants, representations, warranties and waivers set forth therein.

     3. The New Noteholders hereby acknowledge and confirm that they have reviewed the Agreements and all schedules and exhibits thereto.

     4. The Parties hereby acknowledge that the New Notes shall be deemed to be issued pursuant to the Purchase Agreement and (a) all references to the Notes in the Agreements shall be references to the Notes and the New Notes and (b) to the extent that references in the Agreements to the "Holders" or "holders" of the Notes or the "Investors" shall be references to the Noteholders, such terms shall also be deemed to be references to the New Noteholders as well.

     5. The address of the New Noteholders for purposes of notice under the Agreements shall be the address set forth beneath the signatures of the New Noteholders to this Joinder Agreement.

     6. The Noteholders hereby consent to the addition of the New Noteholders as Parties to the Agreements and further consent to the following modifications to the
          Agreements:

            a) Exhibit A of the Purchase Agreement is hereby
               replaced in its entirety by the Exhibit A attached hereto;

            b) Each reference to the aggregate principal amount
               represented by the Notes, shall be a reference to an aggregate principal amount of $1,360,000;

            c) To the extent the Agreements refer to the
               aggregate number of shares to be issued pursuant to warrants to purchase the common stock of the Company, the aggregate amount of common stock to be issued pursuant to such warrants shall be a reference to 453,333 shares;

            d) The term "Registrable Securities" as used in the
               Investors' Rights Agreement shall include shares of the Company's common stock issued or issuable pursuant to the conversion of the Notes and the New Notes to all of the Noteholders and the New Noteholders; and

            e) The following modifications to the Purchase
               Agreement shall be in effect only as applicable to the New Noteholders:

               (i)   the Closing Date shall refer to January 23,
                     2003;

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

               (ii) the representations and warranties of the Company set forth in Section 2 of the Purchase Agreement shall be true and accurate as of January 23, 2003;

               (iii) the Disclosure Letter referenced in the
                     Purchase Agreement shall refer to the
                     Disclosure Letter attached hereto as
                     Exhibit B;

               (iv)  the references to August 31, 2001 and
                     August 31, 2002 appearing in the first
                     sentence of Section 2.7 shall instead
                     reference August 31, 2002 and August 31,
                     2003, respectively; and

               (v) the representations and warranties of the Investors set forth in Section 3 of the Purchase Agreement shall be true and accurate as of January 23, 2003.

     7. The Parties hereby acknowledge that, to the extent that any provisions contained in the Agreements or other agreements of the Parties not specifically mentioned herein shall be inconsistent with any provisions contained herein, the intent of this Joinder Agreement is to provide that the Agreements or other agreements be amended to be consistent with this Joinder Agreement and that this Joinder Agreement shall control and such inconsistent provisions shall be deemed modified by this Joinder Agreement. Further each Party agrees to provide further assurances that they will execute, upon request, any additional document or agreement to give effect to the foregoing modifications to the Agreements.

     8. This Joinder Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof.

     9. This Joinder Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged, and this Joinder Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

     10. If any provision of this Joinder Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Joinder Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Joinder Agreement. If any provision in this Joinder Agreement is unenforceable or overly broad for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law.

     11. This Joinder Agreement and any claims arising out of this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

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

     12. This Joinder Agreement and the Agreements represent the final agreement between the Parties regarding the subject matter herein and therein and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties hereto or thereto. There are no unwritten oral agreements between the Parties.

     13. This Joinder Agreement may be executed by facsimile signature and two or more counterparts, each of which shall be deemed an original but all which together shall constitute one and the same instrument.

                    [signature pages follows]

     IN WITNESS WHEREOF, the Parties have caused this Joinder
Agreement to be executed by their duly authorized officers or by themselves individually.

                         NOTEHOLDERS:

                         TEMTEX INDUSTRIES, INC.


                         By: /s/
                            -------------------------------
                         Name:
                              -----------------------------
                         Title:
                               ----------------------------

                         Address:  1190 W. Oleander Avenue
                                   Perris, CA  92571

                         INVESTORS:

                         WILLIAM Y. TAUSCHER


                         /s/  WILLIAM Y. TAUSCHER
                         ----------------------------------

                         Address:  543 Forbes Boulevard
                                   South San Francisco, CA 94080-2019

                         LEONARD KEE LIVING TRUST

                         By:  Leonard Kee, as Sole Trustee

                           /s/  LEONARD KEE
                         ----------------------------------
                         Address:  543 Forbes Boulevard
                                   South San Francisco, CA 94080-2019

                         RICHARD ANDERSON


                           /s/  RICHARD ANDERSON
                         ----------------------------------
                         Address:  38 Lincoln Street
                                   Lexington, MA  02421

                         DAVID DALTON


                           /s/  DAVID DALTON
                         ----------------------------------
                         Address:  2323 Bayside Drive
                                   Corona Del Mar, California 96226



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

                         NEW NOTEHOLDERS:

                         TERRY M. GILES


                           /s/  TERRY M. GILES
                         ----------------------------------
                         Address:  4 Heritage Court
                                   Houston, TX  77024

                         JAMES E. UPFIELD


                           /s/  JAMES E. UPFIELD
                         ----------------------------------
                         Address:  13221 Glad Acres Drive
                                   Dallas, TX  75234

                         JOHN GURROLA


                           /s/  JOHN GURROLA
                         ----------------------------------
                         Address:  4958 Carling Avenue
                                   Riverside, CA 92504

                         JOHN FAHEY


                           /s/  JOHN FAHEY
                         ----------------------------------
                         Address:  8217 Twin Springs Court
                         Brentwood, TN 37027


                         ROBERT CREER


                           /s/  ROBERT GREER
                         ----------------------------------
                         Address:  6507 Sunbeam Drive
                                   Riverside, CA 92506







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




                            EXHIBIT A
                            ---------

                            EXHIBIT A
                               to
                     Note Purchase Agreement


 ===============================================================

                                              Principal
                                              Amount of
                           Investor Name         Note
                       --------------------   ----------
                 1.    William Y. Tauscher    $  430,000

                 2.    The Leonard Kee        $  150,000
                         Living Trust

                 3.    Richard Anderson       $   20,000

                 4.    David Dalton           $  150,000

                 5.    Terry M. Giles         $  300,000

                 6.    James E. Upfield       $  200,000

                 7.    Richard Anderson       $   50,000

                 8.    John Gurrola           $   10,000

                 9.    John Fahey             $   25,000

                10.    Robert Creer           $   25,000

                                      TOTAL   $1,360,000

                            EXHIBIT B
                            ---------

            Disclosure Letter Dated January 23, 2003

                        Disclosure Letter
                               to
                     Note Purchase Agreement

=================================================================

Section 2.3 - Capitalization
----------------------------

          1. As of the date hereof, the Company has 10,000,000 shares of Common Stock authorized, of which 3,444,641 shares are issued and outstanding. In addition thereto, the Company has authorized 1,000,000 shares of blank check preferred stock, par value $1.00 per share, of which no shares have been issued.

          2. As of the date hereof, the Company has outstanding options granted, in each case, to employees, officers or directors of the Company for a total of 975,500 shares of the Company's common stock.

Section 2.7 - Financial Information and SEC Reports
---------------------------------------------------

          Information about the Company's financial statements has been fully disclosed in the reports it has filed under the Securities Exchange Act of 1934.

Section 2.8 - Litigation
------------------------

          Management of the Company is not aware of any litigation against the Company except for routine litigation against the Company or litigation referenced in the Company's reports filed under the Securities Exchange Act of 1934, as amended.

Section 2.11 - Subsidiaries
---------------------------

          The Company has the following subsidiaries:

     * Temtex Fireplace Products, Inc., a Texas corporation, wholly owned by the Company.

     * Temtex International, Inc., a Texas corporation, wholly owned by Temco Fireplace Products, Inc.

     * Temcomex, S.A. DE C.V., a Mexican corporation jointly owned by Temco Fireplace Products, Inc. and Temtex
          International.

Section 2.16 - Insurance
------------------------

          None

Additional Disclosures
----------------------

          1. The Company is a party to that Consulting Services Agreement, dated July 27, 2001 by and between the Company and ECDI Capital Corp. (the "Consulting Agreement"). Pursuant to the Consulting Agreement, among other things, ECDI was to assist the Company in its efforts to effect a "Sale" of the business of the Company (as "Sale" is defined in the Consulting Agreement") in exchange for a consulting fee of not less than $250,000 (the "Consulting Fee"). While ECDI was not successful in its attempts to effect a Sale of the Company, it is possible that ECDI may claim that the transactions contemplated by the Note Purchase Agreement and the Secured Term Note (and all ancillary agreements thereto) meet the definition of Sale under the Consulting Agreement and attempt to collect the Consulting Fee from the Company. While the Company's management does not believe the contemplated transactions constitute a sale under the Consulting Agreement, it is impossible to determine if EDCI will make such a claim, and if so whether ECDI would be successful in pressing such a claim. Should the Company ultimately be compelled to make payment of the Consulting Fee, it would likely have a material adverse impact on its financial position and results of operation.

          2. The Company has previously considered, and may in the future consider, becoming a private company under the Securities Exchange Act of 1934, as amended. No assurances, however, can be given that:

     *    such a transaction is feasible;
     * if feasible, that such a transaction would benefit the Company or the Investors;
     * whether the Company could maintain its net operating loss carryforwards after such a transaction.

          To the extent the Company should elect to engage in a going-private transaction, there would be no public market for the Conversion Shares thereafter.

          3. We may need additional working capital after this transaction to remain operational. No assurances can be given that the funds received in connection with the contemplated transactions will be sufficient for any period of time in the future. To the extent we need additional working capital, we may not be able to get it on terms acceptable to the Company, or at all.

          4. We are in the process of moving our Manchester, Tennessee operations to Mexicali, Mexico. The required reduction in force at our Manchester facility may give rise to certain litigation which could have a negative impact on our operations. In addition, the move requires the transfer of a significant amount of equipment and materials from Manchester to Mexicali.
As the move has not been completed the risks associated with the completion of the move, including delayed operations due to damaged equipment, are currently unknown. Likewise, the level of performance of the operations at the Mexicali location is currently unknown. Losses attributed to the move, disruption in production, or difficulties with a new and unproven workforce all could have a negative effect on our operations and the return on your investment in Temtex.

          5. The residential housing market has experienced a sustained period of growth in new construction, which has been an advantage to us. Even with this advantage, we have experienced a period of difficulty and instability, requiring additional capital to fund our operations. Historically, such performance is followed by an industry downturn. As a major producer of metal fireplace products used in the residential construction markets, a downturn in the housing market would have a significant negative impact on our performance leading to an even greater drain on capital resources than recently experienced.

          6. No assurances can be given that the Company will be able to continue as a going concern.























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